Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES

RETIREMENT OF FOODSERVICE GROUP PRESIDENT

MANITOWOC, Wis. — October 13, 2006 — The Manitowoc Company (NYSE: MTW) today announced that Timothy J. Kraus, President of Manitowoc Foodservice Group and Senior Vice President of The Manitowoc Company, Inc., has advised the company of his intention to retire from the company, effective December 31, 2006.  The company will immediately begin a process of evaluating internal and external candidates for his replacement.

“Tim’s commitment to our strategic priorities has enabled Manitowoc to enhance its global leadership in the foodservice equipment industry,” said chairman and chief executive officer Terry D. Growcock.  “Under his guidance, the Foodservice Group expanded its domestic and international footprint and is recognized today as the market leader on the cold side of the foodservice equipment industry.”

“I am grateful for the opportunity to have been a part of Manitowoc during its rapid growth over these past 18 years. This was an exciting period in the company’s history and a gratifying career experience,” Kraus said.  “My desire now is to focus on my family and to become more fully engaged in the community.”

Kraus, 53, had been senior vice president of The Manitowoc Company since 2004, and president and general manager of Manitowoc’s Foodservice Group since 2000. He served as executive vice president and general manager of Manitowoc Ice, Inc. having joined the company as its national sales manager. His retirement from Manitowoc culminates a 32-year career in the foodservice industry.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the US maritime industry.

Company contact:
Thomas G. Musial
Senior Vice President
Human Resources & Administration
(920) 652-1738